Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS
December 19, 2005
	Gene Hynes	Victor Emmanuel
	Lynch Corporation	Creative Partners
	203.622.1150	203.705.9203
ghynes@lynchcorp.com

Lynch Corporation Announces Closing

Of Exercise Period Of Rights Offering

Fully Subscribed Offering Results in $3.9 Million in Gross Proceeds to the Company

GREENWICH, Conn, December 19, 2005— Lynch Corporation (ASE: LGL) today announced that the exercise period for the Company’s rights offering expired as of 5:00 PM Eastern Standard Time on Friday, December 16, 2005. The fully subscribed offering resulted in the issuance of 538,676 additional shares of common stock and gross proceeds to the Company of approximately $3.9 million, before deducting fees and expenses.

Based on preliminary calculations, 426,259 shares (of which 118,886 are guaranteed delivery) were subscribed for in the basic subscription rights portion of the rights offering, representing approximately 79% of the total available subscription. The demand for shares in the oversubscription portion of the rights offering was approximately 225,952 shares (of which 104,915 are guaranteed delivery), exceeding the approximately 112,417 shares remaining available for oversubscription. Thus, the number of shares each oversubscribing rightsholder will receive is subject to proration in accordance with the rights offering materials.

The Company will deliver to subscribing rightsholders certificates representing the shares of Company common stock purchased in the rights offering as soon as practicable after all pro rata allocations and adjustments have been completed. However, the Company will not be able to begin calculations for any oversubscription pro rata allocations and adjustments until three days after the expiration time of the rights offering, which is the latest date for rightsholders to deliver the rights exercise notice according to the guaranteed delivery procedures.

Rightsholders who exercised their oversubscription rights and are allocated less than all of the shares for which they wished to subscribe will receive their excess payment by mail, without interest or deduction, as soon as practicable after all pro rata allocations and adjustments have been completed.

Following consummation of the rights offering, the Company will have 2,154,702 shares of common stock outstanding.

Lynch is a holding company for two manufacturing subsidiaries:

•	MtronPTI, which designs and manufactures components that control the frequency of electronic signals in communications systems.
•	Lynch Systems, Inc., which produces advanced manufacturing systems for the electronic display and consumer glass industries.

NOTE: This press release is not an offering, which can be made only by means of the prospectus. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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Caution Concerning Forward Looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in Lynch Corporation’s filings with the Securities and Exchange Commission.